CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No.1 to Registration Statement No. 333-171759 on Form N-1A of our report dated April 8, 2011, related to the statement of assets and liabilities of First Trust Developed Markets Ex-US AlphaDEX(R) Fund, a series of First Trust Exchange-Traded AlphaDEX(R) Fund II, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ Deloitte & Touche LLP

Chicago, Illinois
April 8, 2011